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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sports & Recreation, Inc. on Form S-8 to be filed on or about May 29, 1996 pertaining to the 1989 Stock Incentive Plan of our report dated March 22, 1996 appearing in the Annual Report on Form 10-K of Sports & Recreation, Inc. for the year ended January 28, 1996.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Tampa, Florida
May 29, 1996